Exhibit 10.1

LIZ CLAIBORNE, INC.
EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), effective as of this      day of       2012 (the “Effective Date”), is by and between Liz Claiborne, Inc. (“Liz”), a Delaware corporation, and      (the “Executive”).

WHEREAS, the Compensation Committee of the Board of Directors of Liz (the “Compensation Committee”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his or her assigned duties in the face of possible distraction of the Executive by virtue of the personal uncertainties and risks created by the possibility of termination of, or adverse change to, his or her employment;

WHEREAS, the Compensation Committee believes it is in Liz’s best interests to ensure that the Executive will refrain from certain competitive activities with Liz and its affiliates as described herein; and

NOW, THEREFORE, to assure Liz it will have the continued undivided attention and services of the Executive and the availability of his or her advice and counsel, and to induce the Executive to remain in the employ of Liz hereinafter, for the benefit of Liz, and for other good and valuable consideration, Liz and the Executive agree as follows:

1.                                      Term of Agreement.

(a)                                  The term of this Agreement shall commence immediately upon the Effective Date and end on December 31, 2013 (as extended pursuant to the immediately following sentence, if applicable, the “Term”).  The Term shall be automatically extended for additional one-year periods, unless Liz delivers notice to the Executive on or prior to October 31st of the year in which the expiration of the Term occurs of its intent not to extend the Term.  The “Employment Period” means the earlier of the expiration of the Term or the Executive’s termination of employment.

(b)                                 If a Change in Control occurs at any time during the period in which this Agreement is effective, then, notwithstanding any provision hereof to the contrary, this Agreement shall continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of twelve (12) months beyond the month in which such Change in Control occurred; provided that if any obligations of Liz hereunder shall not have been fully and finally discharged at the end of such twelve (12) month period, this Agreement shall remain in effect until such obligations shall have been finally discharged in full.

2.                                      Termination.

(a)                                  Cause.  The Executive’s employment may terminate immediately, with or without Cause, at the election of Liz and upon notice from Liz to the Executive.  As used herein, the term “Cause” means:

(i)                                     the Executive’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or other reasons beyond the control of the Executive), and which failure or refusal results in demonstrable direct and material injury to Liz;

(ii)                                  any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to Liz;

(iii)                               the Executive’s conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or

(iv)                              the Executive’s material breach of a written policy of Liz or the rules of any governmental or regulatory body applicable to Liz.

For purposes of this Section 2, no act, or failure to act, on the Executive’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s action or omission was in the best interests of Liz.

(b)         Cause Determination.  The Executive’s termination for Cause will be determined by the Compensation Committee based upon the recommendation of the Chief Executive Officer and Chief Legal Officer of Liz.

(c)          Death; Disability.  The Executive’s employment with Liz terminates upon the Executive’s death or, at Liz’s option, by written notice to the Executive (or the Executive’s legal representative) upon the Executive’s Disability.  As used herein the term “Disability” means any physical or mental condition that would qualify the Executive for a disability benefit under the long-term disability plan maintained by Liz, or, if there is no such plan, a physical or mental condition that prevents the Executive from performing the essential functions of the Executive’s position (with or without reasonable accommodation) for a period of six (6) consecutive months.  A determination of Disability will be made by a physician satisfactory to both the Executive and the Liz; provided that, if the Executive and Liz cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on the Executive and Liz.  The Executive, the Executive’s legal representative or any adult member of the Executive’s immediate family shall have the right to present to Liz and such physician such information and arguments on the Executive’s behalf as the Executive or they deem appropriate, including the opinion of the Executive’s personal physician.

(d)                                 Performance-Based Termination.  Liz may terminate the Executive’s employment based on performance (“Performance-Based Termination”).  To constitute a Performance-Based Termination, the Executive must receive a written warning setting forth the performance deficiency and be afforded the opportunity to cure performance for a period of 60 days following the date of the written warning.  Following the 60-day cure period, if Liz determines that the Executive’s performance has not improved, Liz shall notify the Executive in writing of the Performance-Based Termination and the Executive shall have the opportunity to appeal the Performance-Based Termination to the Board of Directors of Liz within two (2) business days following the date of Liz’s notice of termination.  Any determination by the Board shall be final and binding.

(e)                                  Change in Control.  For purposes of this Agreement, a “Change in Control” of Liz shall be deemed to have occurred upon the happening of any of the following events: (i) any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding shares of common stock of Liz to an unaffiliated third party; (ii) the sale of all or substantially all of the assets of Liz; or (iii) the election or appointment during any 12-month period of a majority of the members of the Board of Directors of Liz whose election or appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

3.                                      Severance.

(a)                                  Termination For Cause; Voluntary Termination Without Good Reason.  In the event that the Executive’s employment is terminated due to (i) a termination by Liz for Cause or (ii) the Executive’s resignation without Good Reason (as defined herein), Liz shall pay to the Executive an amount equal to the Executive’s accrued but unpaid base salary through the date of termination, payable in accordance with Liz’s ordinary payroll practices (“Accrued Salary”).

(b)                                 Termination Due to Death or Disability.  In the event that the Executive’s employment is terminated due to the Executive’s death or Disability:

(i)                                     Liz shall pay to the Executive an amount equal to the Executive’s Accrued Salary; and

(ii)                                  the Executive shall be eligible for a pro-rated bonus (“Pro-Rated Bonus”) in respect of Liz’s fiscal year during which the termination occurs based on (x) Liz’s actual performance as determined pursuant to the provisions of Liz’s relevant bonus plan and (y) a fraction, the numerator of which is the number of whole months in the fiscal year prior to the date on which the Executive’s employment terminates and the denominator of which is twelve (12), payable at the time bonuses would otherwise be paid pursuant to the applicable bonus plan (which shall be within the “short-term deferral” period set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”)).

(c)                                  Performance-Based Termination. If a Performance-Based Termination occurs then, subject to Section 3(g):

(i)                                     Liz shall pay to the Executive an amount equal to the Executive’s Accrued Salary;

(ii)                                  Liz shall provide Benefits Continuation for the Executive and the Executive’s family, as provided in Section 3(e) below;

(iii)                               the Executive shall be eligible for a Pro-Rated Bonus payable at the time bonuses would otherwise be paid pursuant to the applicable bonus plan (which shall be within the “short-term deferral” period set forth in Section 409A of the Code); and

(iv)                              Liz shall continue to pay to the Executive his or her base salary at the then-current rate for a period of 26 weeks, payable in accordance with Liz’s ordinary payroll practices, following the Performance-Based Termination (“Initial Continuation Period”), less an amount equal to the Executive’s portion of the premiums applicable to the Benefits Continuation for such period.  Following the Initial Continuation Period, the Executive shall receive up to an additional 26 weeks of base salary continuation, payable in accordance with Liz’s ordinary payroll practices, subject to the Executive’s failure to obtain Alternate Employment, provided he or she uses Reasonable Efforts to obtain Alternate Employment. “Alternate Employment” means (x) employment that provides the Executive with base salary at a rate not less than 75% of the Executive’s base salary rate at the time of termination or (y) a consulting arrangement that continues for five (5) consecutive weeks and exceeds 30 hours per week.  “Reasonable Efforts” means, among other things, that the Executive attends all counseling and/or training sessions recommended by the designated outplacement service group, maintains weekly contact with the outplacement service group and maintains discussions with the outplacement service group regarding all offers of alternate employment made to the Executive.

The payments and benefits set forth in Section 3(c)(ii) and 3(c)(iv) are contingent on the Executive’s execution, delivery and non-revocation of the Release as provided for in Section 3(g).  Payments pursuant to Section 3(c)(iv) shall commence on the 60th day following the Executive’s date of termination of employment and (B) within 15 business days following this payment commencement date, salary continuation payments relating to the first 60 days shall be paid in a lump sum.  Notwithstanding the foregoing, if, and only to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, the aggregate payments pursuant to Section 3(c)(iv) shall be reduced to the amount that is one dollar less than the maximum amount payable pursuant to a “separation pay plan” for separation pay due to involuntary separation from service as set forth in Section 409A of the Code and the regulations promulgated thereunder (the “Performance Severance Payment Limit”).  Liz shall, in its sole discretion, determine if the amounts payable pursuant to Section 3(c)(iv) are in excess of the Performance Severance Payment Limit.  In determining the aggregate payments pursuant to Section 3(c)(iv) subject to reduction, such amount shall be determined prior to giving effect to any deductions relating to the Executive’s portion of the premiums applicable to the Benefits Continuation.  The Executive shall have no rights to receive any payments in excess of the Performance Severance Payment Limit.

(d)                                 Termination Without Cause; Voluntary Termination for Good Reason; Termination in Connection with a Change in Control.  Subject to Section 3(g), in the event that the Executive’s employment is terminated (1) by Liz other than for Cause and other than upon the Executive’s death or Disability, or a Performance-Based Termination; (2) by the Executive for Good Reason; or (3) by Liz (other than for Cause and other than upon the Executive’s death, Disability or Performance-Based Termination) in connection with a Change in Control or by the Executive for Good Reason in connection with a Change in Control:

(i)                                     Liz shall pay to the Executive an amount equal to the Executive’s Accrued Salary;

(ii)                                  Liz shall provide Benefits Continuation for the Executive and the Executive’s family, as provided in Section 3(e) below;

(iii)                               Liz shall pay to the Executive an amount equal to two (2) times the Executive’s then current annual target bonus plus an amount equal to two (2) times the Executive’s then-current annual base salary, less an amount equal to the Executive’s portion of the premiums applicable to the Benefits Continuation for 26 weeks.  For the avoidance of doubt, no amount shall be paid pursuant to Section 3(d) in respect of the annual bonus for the current year.

Payments pursuant to Section 3(d)(iii) shall be made in a single lump sum on the 60th day following the Executive’s date of termination of employment, subject to the Executive’s execution, delivery and non-revocation of the Release as provided for in Section 3(g).  For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events:  (1) The Executive experiences a material diminution in duties or responsibilities, without the Executive’s consent (provided that a change in reporting structure shall not be deemed a diminution in duties or responsibilities); (2) Liz moves its principal executive offices by more than 100 miles (provided that such move increases the Executive’s commuting distance by more than 100 miles); (3) a material reduction in the Executive’s base salary; or (4) a material breach by Liz of any of its material obligations under any employment agreement between the Executive and Liz then in effect; provided, however, that no event or condition shall constitute Good Reason unless (x) the Executive gives Liz a written notice of termination for Good Reason no fewer than 30 days prior to the date of termination and not more than 90 days after the initial existence of the condition giving rise to Good Reason, and (y) the grounds for termination (if susceptible to correction) are not corrected by Liz within 30 days of its receipt of such notice.

(e)                                  Benefits Continuation.  So long as the Executive shall not have breached the Executive’s obligations to Liz under Sections 4 and 5 hereof (and without limiting any other remedy available to Liz), Liz shall provide the Executive and the Executive’s family with coverage substantially identical to that provided to other senior executives of Liz in its medical, dental, vision, and the Executive life insurance programs (subject in the case of life insurance to insurability at standard rates) until the earlier of (i) 26 weeks following the date of the Executive’s termination or (ii) the date on which the Executive (or the Executive’s family in the case of the Executive’s death) becomes eligible to participate in another group welfare plan or program (“Benefits Continuation”).  Notwithstanding the forgoing, nothing in this Section 3(e) shall prohibit Liz from making any modification to its medical, dental, vision and Executive life insurance programs from time to time.  The Executive shall continue to pay the employee portion of the Benefits Continuation as in effect from time to time.  If this agreement to provide Benefits Continuation raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA), the parties agree to modify this Agreement so that it complies with the terms of those non-discrimination rules without impairing the economic benefit to the Executive.

(f)                                    General.  In the event that the Executive’s employment with Liz is terminated for any reason, Liz’s payment of the amounts or benefits provided for in this Section 3 (together with reimbursement of the Executive’s reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with Liz’s standard policy in effect at such time) shall constitute complete satisfaction of all obligations of Liz to the Executive pursuant to this Agreement.  Upon any termination of employment, the Executive shall cease to be an employee of Liz for all purposes and except as otherwise expressly set forth in this Section 3 or Section 9 of this Agreement, Liz shall have no obligation under this Agreement to provide the Executive with any employee benefits or perquisites.  In particular, except as set forth in Section 3(b)(ii) and 3(c)(iii), the Executive shall have no right to receive a bonus for the year in which the Executive’s employment is terminated for any reason.

(g)                                 Release Requirement.  Liz expressly conditions its provision of all payments and benefits due to the Executive pursuant to this Section 3 on receipt from the Executive of a full general release of all claims against Liz, its affiliates, and each of their respective officers, directors, insured’s and affiliates, in a form and manner determined by Liz in its sole discretion (“Release”), (which must be signed by the Executive within 21 or 45 days of receipt of the Release, as may be required by law) and such release becoming effective and irrevocable (provided Executive has not revoked the Release pursuant to and within the statutory revocation period, if required) in its entirety.

(h)                                 Consideration.  Payments made pursuant to Sections 3(c), 3(d) and 3(e) are made in consideration of the Executive’s signing a release pursuant to Section 3(g) and compliance with the covenants set forth in Sections 4 and 5.

(i)                                     Sole Remedy.  The Executive’s rights set out in this Agreement shall constitute the Executive’s sole and exclusive rights and remedies as a result of the Executive’s actual or constructive termination of employment other than rights to vested benefits under Liz’s tax qualified and non-qualified retirement plans or additional vesting of equity awards as provided for under the terms of those equity awards, or as otherwise required by applicable law, and the Executive hereby waives any such other claims against Liz as a result of the Executive’s termination of employment.

(j)                                     Compliance with Section 409A.  This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and Liz shall not make or provide any payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.  Payments and benefits provided under this Agreement are intended to be exempt from or qualify as an exception to Section 409A of the Code, for example by constituting either a “short-term deferral” or pay pursuant to a “separation pay plan,” in each case, in accordance with Section 409A of the Code and the regulations promulgated thereunder, and all provisions of the Agreement shall be construed and interpreted in a manner consistent with such intention and any ambiguities herein will be interpreted to give effect to such intention.  If, in the good faith judgment of Liz, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by Liz in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.  Each payment made pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A of the Code.  Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Liz covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(k)                                  Additional Tax Considerations.  In the event that (but for this Section 3(k)) any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan or arrangement with Liz (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 409 of the Code, or any similar federal or state law, Liz shall reduce the aggregate amount of such Payments such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.  The determinations to be made with respect to this Section 3(k) shall be made by a certified public accounting firm designated by Liz.  Unless the Executive shall have given prior written notice to Liz to effectuate any such reduction if a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, Liz shall reduce or eliminate Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Payments.  The preceding provisions of this Section 3(k) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

4.                                      Confidentiality.

(a)                                  Liz owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”).  Confidential Information includes not only information disclosed by Liz and its affiliates, but also information developed or learned by the Executive during the course or as a result of employment hereunder, which information the Executive acknowledges is and shall be the sole and exclusive property of Liz.  Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which Liz is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of Liz, whether or not such information is specifically labeled as Confidential Information by Liz.  By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by Liz concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to the Executive through no wrongful act of any person; or (iii) which the Executive is required to disclose by applicable law, regulation, or legal process (provided that, unless prohibited by law, the Executive provides Liz with prior notice of the contemplated disclosure and reasonably cooperates with Liz, at Liz’s expense in seeking a protective order or other appropriate protection of such information).

(b)           The Executive acknowledges and agrees that in the performance of the Executive’s duties hereunder Liz will from time to time disclose to the Executive and entrust the Executive with Confidential Information.  The Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be detrimental to Liz’s interests, an invasion of privacy and an improper disclosure of trade secrets.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of the Executive’s assigned duties and for the benefit of Liz, any Confidential Information, either during the Employment Period or thereafter.

(c)           In the event the Executive’s employment with Liz ceases for any reason, the Executive will not remove from Liz’s ‘s premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to Liz, including those which relate to or contain Confidential Information, or any copies thereof.  Upon request or when the Executive’s employment with Liz terminates, the Executive will immediately deliver the same to Liz.

(d)           During the Employment Period, the Executive will disclose to Liz all designs, inventions and business strategies or plans developed by the Executive during such period which relate directly or indirectly to the business of Liz, including without limitation any process, operation, product or improvement.  The Executive agrees that all of the foregoing are and will be the sole and exclusive property of Liz and that the Executive will at Liz’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to Liz.

(e)           The Executive and Liz agree that the Executive shall not disclose to Liz, or use for Liz’s benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent the Executive has any such secrets or information.

(f)            Executive agrees not to disclose any information regarding the facts leading up to or the existence or substance of this Agreement, except to Executive’s spouse, domestic or civil union partner, tax advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement, or as otherwise required by law.

(g)           The provisions of this Section 4, unless otherwise noted, shall survive the termination of this Agreement and the expiration of the Employment Period.

5.             Restrictive Covenants.

(a)           The Executive acknowledges and agrees (i) that the services to be rendered by the Executive for Liz are of a special, unique, extraordinary and personal character; (ii) that the Executive has and will continue to develop a personal acquaintance and relationship with one or more of Liz’s customers, employees, suppliers and independent contractors, which may constitute Liz’s primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that the Executive will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with Liz products. Consequently, the Executive agrees that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of Liz and that the Executive makes the covenants contained in this Section 5.

(b)           The Executive agrees that, during the Employment Period and, for a period of 18 months thereafter (“Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 5(b) shall prevent the Executive from owning less than 2% of the voting stock of a publicly held corporation for investment purposes.  For purposes of this Section 5(b), the term “Competing Business” shall mean any business entity that engages in a competing business with Liz, including, without limitation, any of the entities set forth on Exhibit A.

(c)           The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly:

(i)            persuade or seek to persuade any customer of Liz to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with Liz, whether or not the relationship between Liz and such customer was originally established in whole or in part through the Executive’s efforts;

(ii)           seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of the Executive’s employment hereunder was in the employ of Liz or any of its affiliates, or was an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of Liz or any of its affiliates and with whom the Executive had regular contact; or

(iii)          interfere in any manner in the relationship of Liz or any of its affiliates with any of its suppliers or independent contractors, whether or not the relationship between Liz and the applicable affiliate and such supplier or independent contractor was originally established in whole or in part by the Executive’s efforts.

As used in this Section 5, the terms “customer” and “supplier” shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of Liz or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.

(d)           The Executive agrees that, during the Restricted Period, the Executive will take no action which is intended, or would reasonably be expected, to harm Liz or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to Liz.

(e)           The Executive agrees not to publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame Liz or its affiliates or their executives or directors, and the Executive will do his or her best to ensure that the Executive’s family members, agents or representatives also do not publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame Liz or its affiliates or their executives or directors.

(f)            The provisions of this Section 5 shall survive the termination of this Agreement and the expiration of the Employment Period.

6.             Remedies

(a)           The Executive acknowledges and agrees that the remedy at law available to Liz for breach of any of the Executive’s obligations under this Agreement (including without limitation Sections 4 or 5) may be inadequate and that damages flowing from such breach may not be readily susceptible to measurement in monetary terms.  Accordingly, the Executive acknowledges, consents and agrees that in addition to any other rights or remedies that Liz may have at law or in equity or as may otherwise be set forth in this Agreement, if the Executive violates any of the provisions of this Agreement (including, without limitation Sections 4 or 5), Liz shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary restraining order or a preliminary or permanent injunction, restraining the Executive from committing or continuing any such violation, without the necessity of proving actual damages, posting any bond or other security. Such injunctive relief in any court shall be available to Liz, in lieu of, or prior to or pending determination in, any arbitration proceeding pursuant to Section 9(d).

(b)           It is agreed that in the event of a breach of this Agreement (including, without limitation, Sections 4 or 5), the Executive shall repay to Liz the amount of any payments made pursuant to Section 3 other than the Accrued Salary.  This Section 6(b) is in addition to any damages or remedies to which the Executive is entitled to under law or equity, except that any damages award will be reduced by the amount the Executive repaid pursuant to this Section 6(b).

(c)           To the extent required under applicable laws rules and regulations, Liz will be entitled to recoup, and the Executive will be required to repay, any payments or benefits pursuant to this Agreement.

7.             Withholding.  The parties understand and agree that all payments to be made by Liz pursuant to this Agreement shall be subject to all applicable tax and other withholding obligations of Liz.

8.             Notices.  All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid.  Any notice to Liz shall be addressed to the Chief Executive Officer of Liz Claiborne, Inc., 1441 Broadway, New York, New York with a copy to the Chief Legal Officer, Liz Claiborne, Inc., 5901 West Side Avenue, North Bergen, NJ 07047  or at such other address as Liz may hereafter designate to the Executive by notice as provided in this Section 8.  Any notice to be given to the Executive shall be addressed to the Executive’s home address of record, or at such other address as the Executive may hereafter designate to Liz by notice as provided herein.  Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery.  Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

9.             Miscellaneous.

(a)           The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

(b)           Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

(c)           The Executive acknowledges and agrees that his or her work with Liz directly affects Liz’s operations in the State of New York and, therefore, the parties agree that all provisions in this Agreement will be governed, construed and enforced in accordance with the laws of the State of New York and without regard to conflict of law provisions.

(d)           Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by JAMS arbitration in the City of New York in accordance with the rules then governing.  Judgment upon the arbitration award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Sections 4 or 5 hereof, Liz in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to first seek arbitration.  The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found.  In the event that (i) the Executive makes a claim against Liz under this Agreement; (ii) Liz disputes such claim, and (iii) the Executive prevails with respect to such disputed claim, then Liz shall reimburse the Executive for the Executive’s reasonable costs and expenses (including reasonable attorney fees) incurred by the Executive in pursuing such disputed claim.

(e)           The parties agree (subject to Sections 9(c) and 9(d)) to the exclusive jurisdiction of the federal and state courts in the County of New York, State of New York for any disputes arising out of this Agreement or the Executive’s employment, and agree to dismiss any claim brought in any other forum, with the party who filed a claim in such other forum to be responsible for all costs associated with such dismissal.

(f)            This Agreement sets forth the entire agreement by and between Liz, Liz and the Executive with respect to the subject matter hereof.  For purposes of clarity, any Executive Severance Agreement previously entered into between the Executive and Liz is superseded in its entirety and is of no further force or effect after the Effective Date.

(g)           Notwithstanding anything to the contrary herein, in the event that the Executive’s employment is terminated as a result of a sale pursuant to which the assets of Liz or any of its affiliates is sold (which sale may or may not constitute a Change in Control as such term is defined herein) and the Executive receives a Comparable Job Offer (as defined below) with or by the purchaser of such assets, or an affiliate of such purchaser, such termination shall not be considered a termination under this Agreement and the Executive shall not be entitled to any benefits pursuant to Section 3 of this Agreement as a result thereof.  For purposes of this Agreement, a “Comparable Job Offer” shall mean an offer of employment (that need not be in writing) with the purchaser of such assets (or an affiliate thereof) that sets forth the following terms of employment:  (i) a position that is the same or substantially similar to the Executive’s position immediately prior to the consummation of such sale (the “Closing Date”) (it being understood that whether a position is with an entity whose stock is not publicly traded, shall not in and of itself preclude an offer from being a Comparable Job Offer); (ii) an annual base salary, that is not materially less favorable than the Executive’s base salary as in effect immediately prior to the Closing Date; and (iii) is at the same work location as, or a work location not more than one hundred (100) miles from, the Executive’s work location immediately prior to the Closing Date (provided that such move increases the Executive’s commuting distance by more than 100 miles). The determination of whether the Executive has received a Comparable Job Offer shall be reasonably determined in good faith by Liz and any determination so made shall be final and binding upon the Executive.

(h)           The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

(i)            The provisions of this Agreement which by their terms call for performance subsequent to termination of the Executive’s employment, or termination of this Agreement, shall so survive such termination.

(j)            Except as set forth in Section 3, the Executive shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment or benefit provided for in this Agreement, including without limitation any payment or benefit made or vested upon or as a result of the termination of the Executive’s employment, nor will any compensation, income, or other benefit from any source whatsoever create any mitigation, offset or reduction against any such payment or benefit.

(k)           The Executive and Liz each hereby acknowledges and agrees that the provisions of this Agreement are not intended to create any contractual obligations with respect to the Executive’s employment by Liz.  The Executive and Liz each acknowledges and agrees the Executive’s employment by Liz continues to be “at-will” and either Executive or Liz may terminate the employment relationship at any time for any reason with or without Cause or notice.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

LIZ CLAIBORNE, INC.

Date:	By:

EXECUTIVE

Date:	By: